Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated September 13, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Sport Supply Group, Inc. on Form 10-K for the fiscal year ended June 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Collegiate Pacific Inc. on Form SB-2 (File No. 333-34294, effective June 22, 2000), Forms S-8 (File No. 333-59878, effective May 1, 2001, File No. 333-113381, effective March 8, 2004 and File No. 333-144178, effective June 29, 2007), and Forms S-3 (File No. 333-116282, effective June 22, 2004, File No. 333-118240, effective August 20, 2004 and File No. 333-122250, effective February 28, 2006).
/s/ Grant Thornton LLP
Dallas, Texas
September 13, 2007